Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2016

NEW YORK, NY, February 13, 2017 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its first quarter ended December 31, 2016.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (including the recently acquired Color Optics packaging division, “Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Results for First Quarter Ended December 31, 2016

Our financial statements reflect the operations of Faneuil, Carpets and Phoenix throughout all periods presented and Color Optics from July 18, 2016.

Investment Highlights

Consolidated Results for ALJ for First Quarter

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ALJ recognized consolidated revenue of $77.6 million for the three months ended December 31, 2016 compared to $64.8 million for the three months ended December 31, 2015 and $72.4 million for the three months ended September 30, 2016.

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ALJ recognized adjusted EBITDA of $7.2 million for the three months ended December 31, 2016 compared to $6.3 million for the three months ended December 31, 2015 and $8.2 million for the three months ended September 30, 2016.

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ALJ posted net income of $0.6 million and earnings per share (EPS) of $0.02 (diluted) for the three months ended December 31, 2016 compared to net income of $0.3 million and EPS of $0.01 (diluted) for the three months ended December 31, 2015 and net income of $8.8 million and EPS of $0.24 (diluted) for the three months ended September 30, 2016.

Results for Faneuil for First Quarter

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Faneuil recognized revenue of $38.1 million for the three months ended December 31, 2016 compared to $33.8 million for the three months ended December 31, 2015 and $32.0 million for the three months ended September 30, 2016.

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Faneuil recognized adjusted EBITDA of $3.8 million for the three months ended December 31, 2016 compared to $2.8 million for the three months ended December 31, 2015 and $2.7 million for the three months ended September 30, 2016.

•	Faneuil estimates its revenue for the three months ending March 31, 2017 to be in the range of $34.5 million to $38.2 million, compared to $33.9 million for the three months ending March 31, 2016.

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Faneuil’s contract backlog expected to be realized within the next twelve months as of December 31, 2016 was $81.7 million as compared to $85.6 million as of December 31, 2015 and $89.2 million as of September 30, 2016.  Faneuil’s total contract backlog as of December 31, 2016 was $223.6 million as compared to $263.4 million as of December 31, 2015 and $247.8 million as of September 30, 2016.

Results for Carpets for First Quarter

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Carpets recognized revenue of $15.5 million for the three months ended December 31, 2016 compared to $11.7 million for the three months ended December 31, 2015 and $15.0 million for the three months ended September 30, 2016.

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Carpets recognized adjusted EBITDA of approximately ($46,000) million for the three months ended December 31, 2016 compared to ($0.1) million for the three months ended December 31, 2015 and $0.2 million for the three months ended September 30, 2016.

•	Carpets estimates its revenue for the three months ending March 31, 2017 to be in the range of $14.3 million to $15.5 million, compared to $11.4 million for the three months ending March 31, 2016.
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Carpet’s contract backlog expected to be realized within the next twelve months as of December 31, 2016 was $37.2 million as compared to $15.2 million as of December 31, 2015 and $32.5 million as of September 30, 2016.  Carpet’s total contract backlog as of December 31, 2016 was $82.2 million as compared to $32.3 million as of December 31, 2015 and $71.9 million as of September 30, 2016.

Results for Phoenix for First Quarter

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Phoenix recognized revenue of $24.0 million for the three months ended December 31, 2016 compared to $19.3 million for the three months ended September 30, 2016 and $25.5 million for the three months ended September 30, 2016.

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Phoenix recognized adjusted EBITDA of $4.3 million for the three months ended December 31, 2016 compared to $4.2 million for the three months ended December 31, 2015 and $5.7 million for the three months ended September 30, 2016.

•	Phoenix estimates its revenue for the three months ending March 31, 2017 to be in the range of $23.8 million to $26.3 million as compared to $21.0 million for the three months ended March 31, 2016.
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Phoenix’s contract backlog expected to be realized within the next twelve months as of December 31, 2016 was $59.3 million as compared to $18.5 million as of December 31, 2015 and $52.0 million as of September 30, 2016.  Phoenix’s total contract backlog as of December 31, 2016 was $155.2 million as compared to $31.5 million as of December 31, 2015 and $147.7 million as of September 30, 2016.

ALJ Regional Holdings, Inc. (in thousands, except per share)
Three months ended December 31,	2016	2015
Net revenue	$77,617	$64,797
Net income	$551	$324
Net income per share (diluted)	$0.02	$0.01
Shares outstanding (diluted)	35,712	36,173

Anna Van Buren, CEO of Faneuil, stated, "Faneuil experienced strong earnings in the first quarter of 2017 related to the healthcare open enrollment period.  In the same quarter, we won a transportation system opportunity, renewed and extended several contracts and diversified in healthcare with expanded services."

"We continue to recognize higher revenue at Carpets," said Steve Chesin, CEO of Carpets.  "The increases in revenue have come with a higher cost to support the increased capacity.  We are focused in 2017 to increase our capacity through infrastructure improvements, while lowering our operating costs."

Marc Reisch, Executive Chairman of Phoenix Color, stated, “Phoenix Color delivered solid first quarter results due to higher book sales and an increase in sales volume from certain major customers that significantly offset the impact of lower pricing related to those customers’ contract renewals and extensions completed in 2016.  While the increase in first quarter revenues for Phoenix was primarily driven by the Color Optics business that was acquired in the fourth quarter of 2016, Color Optics had a modest loss during the first quarter.  We anticipate that Color Optics will begin to positively contribute to earnings in the second half of 2017 due to higher sales and expected cost synergies.”

Non-GAAP Financial Measures

In this release, we present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We define adjusted EBITDA as net income before interest income and expense, income taxes, non-cash stock based compensation, depreciation and amortization. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  A reconciliation of our adjusted EBITDA to operating income, the most directly comparable GAAP measure, can be obtained by subtracting depreciation and amortization, non-cash stock based compensation and non-recurring fees associated with ALJ’s uplisting to the NASDAQ from ALJ adjusted EBITDA.  A reconciliation of Faneuil’s, Carpets’ and Phoenix’s adjusted EBITDA to operating income, the most directly comparable GAAP measure, can be obtained by subtracting depreciation and amortization and non-cash stock based compensation from consolidated operating income.  Following is a reconciliation of consolidated operating income to consolidated adjusted EBITDA (in millions):

Three months ended December 31,	2016	2015
Consolidated operating income	$3.0	$2.6
Depreciation and amortization	4.0	3.1
Stock-based compensation	0.2	0.1
One-time uplisting expenses	0.0	0.5
Consolidated adjusted EBITDA	$7.2	$6.3

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc.  is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries, Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with 5 retail locations and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

This press release contains forward-looking statements. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections, business growth and other statements including the words "will" and "expect" and similar expressions. You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our Form 10-K filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.

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